EXHIBIT 10.1

AMENDMENT No. 3 to
SECURED PROMISSORY NOTE

This AMENDMENT NO. 3 to SECURED PROMISSORY NOTE (this **"Amendment"**), is made effective as of July 24, 2013, by and between EXPERIENCE ART and DESIGN, INC., a Nevada corporation (the **"Corporation"**) and CHIURAZZI INTERNATIONAL, LLC, an Arizona limited liability company (the **"Holder"**).

RECITALS

A. The Corporation has assumed the payment responsibility under a Secured Promissory Note dated September 18, 2012 to the Holder in the principal amount of US$2,800,000 (the **"Original Note"**), which was consented to on May 6, 2013 by the Holder.

B. The Original Note was issued pursuant to that certain Asset Purchase Agreement dated September 18, 2012, by and among the CI Holdings, Inc, the predecessor in interest to the Corporation, the Holder, and Paul Deloughery (the **"Purchase Agreement"**).

C. The Original Note was and remains secured pursuant to that certain Security Agreement dated as of September 18, 2012, by and among the Corporation, the Holder, and Chiurazzi Internazionale, S.R.L., an Italian company (the **"Security Agreement"**).

D. CI Holdings, Inc, made the Closing Payment (as defined in the Purchase Agreement) and the October 25, 2012, payment as required under the Original Note and the March 29, 2013, the April 15, 2013, and the May 1, 2013 payments which were due pursuant to Amendment No 1 to the Secured Promissory Note dated March 18, 2013.

E. The Promissory Note was assigned to the Corporation on May 6, 2013.

F. The Parties entered into Amendment No. 2 on May 30, 2013, and the corporation made the May 31, 2013, June 7, 2013 and June 14, 2013 payments which were due under the Amendment No. 2 to the Secured Promissory Note dated May 30, 2013. The principal was increased by $50,000 as consideration to Holder for entering into the Amendment No. 2. The current unpaid principal (pursuant to Amendment No. 2) is $2,495,000.

G. The Corporation and the Holder desire to amend the Original Note so as to adjust the principal and interest amounts due and the payment schedule.

NOW, THEREFORE, in consideration of the foregoing recitals and of the obligations contained herein assumed by the respective parties to this Amendment, it is mutually covenanted and agreed as follows:

AGREEMENT

1. **Principal Amount.** The principal amount due under the note is hereby reduced to $1,272,500.

2. **Accrued Interest.** If Corporation makes all payments due under this Amendment No. 3 without being more than 10 days past due, all interest accrued under the original Promissory Note,

(estimated to be +/- $180,000) shall be waived by Holder.

3. **Issuance of Stock.** In exchange for the reduction of the principal amount (referenced in the previous paragraph), the Corporation hereby agrees to issue to the Holder 700,000 shares, (seven hundred thousand), of the Corporation's restricted common stock. The shares of EXAD capital stock to be issued as Consideration for the reduction of debt referred to above are expected to be exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended.

4. **Payment Schedule.** The payment schedule on the modified principal amount shall be as follows: $40,000 upon execution of this Amendment No. 3 or July 30, 2013 (whichever is earlier), $50,000 on August 26, 2013 and $40,000 on the 26th day of on each consecutive month thereafter until January 25, 2016, (the "**Maturity Date**"), at which time the entire unpaid principal balance and all accrued and unpaid interest of this Note, if not sooner paid, will be due and payable.

a. Any late payments will accrue penalties at the rate of $1,000 per day up to a maximum of $10,000 (hereinafter the "Late Payment Penalties"), to be paid together with the payment then due (and not merely added to unpaid principal);

b. If any payments are more than 30 days past due, Holder <u>may</u>, at its option, require the following to occur:

  i. Holder will return to Corporation any stock issued under this Amendment No. 3 (unless Holder has already sold it);

  ii. The amount of unpaid principal will revert to the balance as calculated under Amendment No. 2 (currently $2,495,000), plus any Late Payment Penalties;

  iii. The unpaid principal will be reduced by the amount of net proceeds from the sale of any EXAD stock that Holder has been able to sell; and

  iv. Accrued interest shall be calculated pursuant to Amendment No. 2.

5. **Other Provisions Unaffected.** Except as specifically and expressly amended by Section 1, hereof, the terms, covenants and conditions of the Original Note shall remain in full force and effect. This Amendment does not serve to waive any Default Interest or late charges which have accrued as of the date of this Amendment due to the previous payment defaults under the Original Note. All terms, covenants and conditions of the Purchase Agreement and the Security Agreement remain in full force and effect and are not amended in any way by this Amendment.

6. **Controlling Document.** In the event of a conflict or inconsistency between any term of this Amendment and any term of the Original Note, the terms of this Amendment shall control and prevail.

7. **Miscellaneous.** This Amendment: (a) may be ame1ided only by a writing signed by each of the parties; (b) may not be assigned, pledged or otherwise transferred, whether by operation of law or otherwise, by the Corporation; (c) may be executed in several counterparts (including by facsimile or by .pdf delivered via email), each of which is deemed an original but all of which constitute one and the same instrument; (d) together with the Original Note, the Purchase Agreement, the Security Agreement, and all other agreements, documents and instruments delivered in connection with the Original Note, contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (e) is

governed by, and will be construed and enforced in accordance with, the laws of the State of Arizona, without giving effect to any conflict of laws rules; and (f) is binding upon, and will inure to the benefit of, the parties and their respective heirs, successors and permitted assigns. The waiver by a party of any breach or violation of any provision of this Amendment will not operate or be construed a waiver of any subsequent breach or violation hereof. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the day and year first above written.

CORPORATION:

EXPERIENCE ART and DESIGN, INC.

/s/ Gordon C. Root

Dated: *July 30, 2013*

By:
Name: Gordon C. Root
Title: President

HOLDER:

CHIURAZZI INTERNATIONAL, LLC, an Arizona Limited Liability Company

/s/ Paul E. Deloughery

Dated: *July 29, 2013*

By:
Name: Paul E. Deloughery
Title: Manager